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                                                                Exhibit 10(DD)

January 7, 2003



Mr. David L. Burner
Chairman and Chief Executive Officer
Goodrich Corporation
2730 West Tyvola Road
Charlotte, NC  28217

Dear Dave:

This is to confirm your compensation and benefits arrangements and opportunities through your retirement on April 30, 2004 as approved by the Compensation Committee at its December 2, 2002 meeting, and confirmed by the Board of Directors on December 3rd.

Through April 30, 2004, your base salary will remain $1,000,000 on an annual basis and your Management Incentive Plan ("MIP") opportunity will continue at a target level of 100%. You will have a full year MIP opportunity in 2003 and a pro-rata (4/12) opportunity in 2004 based on your April 30, 2004 retirement date.

The Board awarded you a stock option grant for 2003 of 181,000 shares, exercisable on the same terms as other senior executive officers. The Board also granted you a Long-Term Incentive Plan ("LTIP") award of 53,000 performance shares as a target opportunity for the 2003-2005 period. Any actual pay-out of shares under the 2002 - 2004 and 2003 - 2005 LTIP awards will be calculated on a pro-rata basis using your April 30, 2004 retirement date in accordance with the Plan. Neither a stock-option award nor an LTIP award will be granted to you for calendar year 2004.

You will continue to participate through April 30, 2004 in all Company pension, savings and health and welfare plans or arrangements for which you are currently eligible. Also, through April 30, 2004, you will continue to receive perquisites and other benefits of the type currently available to other senior executive officers.
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Mr. David L. Burner
January 7, 2003
Page 2



Office space and administrative support outside the Company's headquarters will be provided beginning October, 2003 and extending through April 30, 2007.

Sincerely,



James R. Wilson
Chairman - Compensation Committee
Goodrich Corporation Board of Directors


cc:     James J. Glasser (Chairman -- Governance Committee)